L  B  B

LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP           CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Auditors

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated October 7, 2005, on the financial statements of Geocom Resources, Inc. as of June 30, 2005 and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended and for the period from June 19, 2000 (Inception) through June 30, 2005, and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Lopez, Blevins, Bork & Associates, LLP

Lopez, Blevins, Bork & Associates, LLP

Houston, Texas

December 30, 2005

2500 WILCREST DRIVE, SUITE 150          HOUSTON, TEXAS 77042          TEL: (713) 877-9944           FAX: (713) 979-1735